Exhibit 4.54

English Translation for Reference Only

CSUN Silicon Wafers(Materials) Purchase Contract

Contract No.: NPM11118629

Signature place: Jiangning District, Nanjing

Seller: CEEG (Nanjing) Semiconductor Co., Ltd.	Buyer: China Sunergy (Nanjing) Co., Ltd.

Address: No.6, Shuige Road, Jiangning Economic & Technological Development Zone, Nanjing	Address: No.123, Focheng West Road, Jiangning Economic & Technological Development Zone, Nanjing

Contact person of Contract: Zhang Yang	Contact person of Contract: Yuan Xueping

Contact No.: 025-52095899	Contact No.: 025-52766633

Upon the principle of trustworthiness and mutual benefit, through sufficient negotiation, both parties sign a long-term purchase contract on September 22, 2011 (Contract No.:NPM111186) and conclude following order:

Order

1.	Product name, specification model, quantity, unit price, total price

Order	Product name	Specification model	Unit	Quantity	Unit price	Total price	Notes

1	Monocrystalline silicon wafer	S125/D165	Wafer	200,000	RMB*****/wafer	RMB*****

2	Monocrystalline silicon wafer	S156	Wafer	100,000	RMB*****/wafer	RMB*****

3	Polycrystalline silicon wafer	M156	Wafer	400,000	RMB*****/wafer	RMB*****

4	Monocrystalline silicon wafer	S125/D165	Wafer	192,000	RMB*****/wafer	RMB*****

5	Monocrystalline silicon wafer	S156	Wafer	485,000	RMB*****/wafer	RMB*****

6	Polycrystalline silicon wafer	M156	Wafer	355,000	RMB*****/wafer	RMB*****

7	quasi-monocrystalline silicon wafer	156*156	Wafer	1,989	RMB*****/wafer	RMB*****

Total in capital: ***** (inc.17% VAT) In lower case: *****

* This portion has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

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Notes: In the term of performing contract, if the market price of silicon falls, both parties may re-decide price through negotiation on the basis of market price. If negotiation doesn't work, the buyer may terminate the contract.

2.	Seller's Delivery Term, Delivery Place and Transportation Mode

2.1	Delivery Term: The seller shall finish delivery before April 22, 2012. Segment delivery is allowable and actual delivery quantity and delivery date are subject to the demand of the buyer. If the seller is in short of supply, both parties may re-discuss undelivered quantity in reference to market price.

2.2	Delivery Place: Seller's factory

2.3	Transportation Mode: Automobile transportation

3.	Buyer's Payment Mode and Payment Time

After the contract takes effect, the buyer shall remit payment for goods to designated account of the seller 7 days after receiving goods from the seller.

II.	Modification and Supplement of General Terms

4.	Effectiveness and Others

4.1	The order shall be in 2 original copies and shall take effect when both parties sign and seal it. The buyer and the seller shall hold one respectively.

4.2	The buyer and the seller shall deliver original of order text to each other within 3 working days after the contract is signed. The effect of facsimile shall be equivalent to that of original.

4.3	For anything unmentioned in the contract, both parties shall negotiate otherwise and sign a supplemental agreement. The supplemental agreement shall be an effective part of the order and shall have the same legal force as this order.

Buyer:	Seller:
China Sunergy (Nanjing) Co., Ltd.	CEEG (Nanjing) Semiconductor Materials Co., Ltd.

/s/ China Sunergy (Nanjing) Co., Ltd.	/s/ CEEG (Nanjing) Semiconductor Materials Co., Ltd.
(Seal)	(Seal)

(Signature of authorized representative)	(Signature of authorized representative)

Date of signature:23-Apr-2012	Date of signature: YY/MM/DD

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